                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [x]]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement

[x]   Definitive Proxy Statement

[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or
      Section 240.14a-12


                               EXXON CORPORATION
.............................................................................
               (Name of Registrant as Specified In Its Charter)


..............................................................................
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[x]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
      14a-6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1) Title of each class of securities to which transaction applies:
         .......................................................................

      2) Aggregate number of securities to which transaction applies:
         .......................................................................

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: _/
         .......................................................................

      4) Proposed maximum aggregate value of transaction:
         .......................................................................

_/ Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid:
         ......................................................

      2) Form, Schedule or Registration Statement No.:
         ......................................................

      3) Filing Party:
         ......................................................

      4) Date Filed:
         ......................................................


Notes:

[EXXON LOGO]
225 E. John W. Carpenter Freeway
Irving, TX 75062-2298

Dear Shareholder:

  You are cordially invited to attend the annual meeting of shareholders which will be held in Dallas, Texas on Wednesday, April 27, 1994.

  By attending the meeting, you will have an opportunity to hear a report on the operations of your Corporation and to meet your directors and executives.

  This booklet includes the notice of the meeting and the proxy statement which contains information about the functions of your Board of Directors and its committees and personal information about each of the nominees for the Board. It also includes one management proposal and two shareholder proposals, with the Board's position on each.

  It is important that your shares be represented at the meeting regardless of the size of your holdings. I urge you to complete and return your proxy card as promptly as possible.

  If you plan to attend the meeting and are a shareholder of record, please check your proxy card in the space provided for that purpose. An admission ticket is included with the proxy card for each shareholder of record. However, if your shares are not registered in your own name, please advise the shareholder of record (your bank, broker, etc.) that you wish to attend. That firm must provide you with evidence of your ownership which will enable you to gain admittance to the meeting.

  A report on the annual meeting will be included in the June issue of Exxon Perspectives, the Corporation's quarterly report to shareholders.

                                                                Sincerely yours,

                                                    (SIGNATURE OF L. R. RAYMOND
                                                             APPEARS HERE)

                                                             L. R. RAYMOND
                                                        Chairman of the Board

March 4, 1994


                             YOUR VOTE IS IMPORTANT
                 PLEASE SIGN, DATE, AND RETURN YOUR PROXY CARD

                                   Notice of
                                 Annual Meeting
                                       of
                                  Shareholders

  The annual meeting of shareholders of the Corporation will be held at the Morton H. Meyerson Symphony Center, 2301 Flora Street, Dallas, Texas, on Wednesday, April 27, 1994, beginning at 10:00 a.m., Central Daylight Time, for the following purposes:

  to elect directors;

  to consider and act upon:

  . a proposal concerning ratification of the appointment of independent public accountants, which is RECOMMENDED by the Board of Directors;

  . the shareholder proposals set forth on pages 15 and 16, which are OPPOSED by the Board of Directors; and

  to transact any other business which properly may be brought before the meeting.

  Shareholders of record at the close of business on February 28, 1994 will be entitled to vote at the meeting.

                                             By order of the Board of Directors,

                                               (SIGNATURE OF DAVID L. BAIRD, JR.
                                                          APPEARS HERE)

                                                             DAVID L. BAIRD, JR.
                                                                  Secretary

Exxon Corporation
225 E. John W. Carpenter Freeway
Irving, TX 75062-2298
March 4, 1994

                                Proxy Statement

                               TABLE OF CONTENTS

                                                                            page
General Information........................................................   1
Board of Directors.........................................................   2
Election of Directors......................................................   4
Executive Compensation.....................................................   8
Board of Directors Proposal
 Ratification of the appointment of independent public accountants.........  14
Shareholder Proposals
 Annual meeting date.......................................................  15
 Mining operations.........................................................  15
Additional Information.....................................................  17

                              GENERAL INFORMATION

  Attendance at the annual meeting of shareholders is limited to shareholders of record or their proxies, beneficial owners of Exxon stock having evidence of ownership, and guests of the Corporation.

  Any shareholder or shareholder's representative who, because of a disability, may need special assistance or accommodation to allow him or her to participate at the annual meeting of shareholders may request reasonable assistance or accommodation from the Corporation by contacting Exxon Corporation, Investor Relations Department, P.O. Box 160369, Irving, TX 75016-0369, (214) 444-1900.
To provide the Corporation sufficient time to arrange for reasonable assistance, please submit all requests by April 14, 1994.

  Consideration of certain matters, such as the election of directors, is required at the annual meeting. In addition, by submitting a proposal to the Corporation on a timely basis, a shareholder may present any proposal which is a proper subject for inclusion in the proxy statement and for consideration at the annual meeting.

Shareholder Proposals for 1995 Annual Meeting

  Under the current rules of the Securities and Exchange Commission, in order to be included in proxy material for the 1995 annual meeting, a proposal must be received by the Corporation by the close of business on November 4, 1994. It is suggested that a proponent submit any proposal by Certified Mail--Return Receipt Requested. Detailed information for submitting a proposal will be provided upon written request to the Secretary of the Corporation.

Voting

  It is the policy of the Corporation that all proxy (voting instruction) cards and ballots, which identify shareholders, be kept secret. Proxy cards are returned in envelopes addressed to the independent tabulator who receives, inspects, and tabulates the proxies. Individual-voted proxies and ballots are not seen by, nor reported to, the Corporation, except in cases where shareholders write comments on their proxy cards or in limited circumstances, such as a proxy solicitation in opposition to the Board of Directors.

  The accompanying proxy card is designed to permit each shareholder of record at the close of business on February 28, 1994 to vote in the election of directors and on the proposals described in this proxy statement. If a shareholder is a participant in Exxon's Shareholder Investment Program, the proxy will be used for voting instructions for the number of full shares in the Shareholder Investment Program account as well as shares registered in the participant's name. Shares in the Exxon Thrift Fund are registered in the name of the Trustee-Thrift Fund. A separate proxy must be used for voting instructions for those shares held in a participant's Thrift Fund Account.

  The proxy card provides space for a shareholder to withhold voting for any or all nominees for the Board of Directors or to abstain from voting for any proposal if the shareholder chooses to do so. Other than the election of directors, which requires a plurality of the votes cast, each matter to be submitted to the shareholders requires the affirmative vote of a majority of the votes cast at the meeting. For purposes of determining the number of votes cast with respect to any voting matter, only those cast "for" or "against" are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.

  When a signed proxy card is returned with choices specified with respect to voting matters, the shares represented are voted by the Proxy Committee in accordance with the shareholder's instructions to the tabulator. That Committee consists of five directors whose names are listed on the proxy card. A shareholder wishing to name as his or her proxy someone other than those designated on the proxy card may do so by crossing out the names of the five designated proxies and inserting the name of another person to act as his or her proxy. In that case, it will be necessary for the shareholder to sign the proxy card and deliver it to the person named and for the person so named to be present and vote at the meeting. Proxy cards so marked should not be mailed directly to the Corporation.

  If a signed proxy card is returned and the shareholder has made no specifications with respect to voting matters, the shares will be voted for the nominees for director identified on pages 4 through 7, for the Board of Directors proposal described on pages 14 and 15, and against the shareholder proposals described on pages 15 and 16. A shareholder who has returned a proxy may revoke it at any time before it is voted at the meeting by executing a later-dated proxy, by voting by ballot at the meeting, or by filing with the Inspectors of Election an instrument of revocation.

Annual Report

  Securities and Exchange Commission rules require that an annual report precede or accompany proxy material. More than one annual report need not be sent to the same address, if the recipient agrees. If more than one annual report is being sent to your address, at your request, mailing of the duplicate copy to the account you select will be discontinued. You may so indicate in the space provided on the proxy card.

                               BOARD OF DIRECTORS

  The Board met eleven times in 1993. It meets regularly to review significant developments affecting Exxon and to act on matters requiring Board approval. The Board reserves certain powers and functions to itself; in addition, it has requested that the Chief Executive Officer refer certain matters to it. The Board normally considers dividend action in January, April, July, and October. At its February meeting, it reviews and approves the annual report to shareholders for the prior year, the annual report on Form 10-K to be filed with the Securities and Exchange Commission, and the proxy material for the forthcoming annual meeting of shareholders. In November, it normally reviews Exxon's capital investment plans for the coming years.

  The directors are elected annually by the shareholders of the Corporation. Eleven are to be elected for the coming year. All nominees are presently serving as directors. All current nominees were elected at the last annual meeting of shareholders.

  Eight of the nominees are not Exxon employees. They include business executives, a senior marine scientist, and an educator with extensive administrative experience. The other three nominees are Exxon executive officers with broad service and experience in a variety of the Corporation's worldwide activities. Personal information for each nominee is given in the "Election of Directors" section of this proxy statement, including combined attendance at meetings of the Board and, as pertinent for each director, at meetings of Board committees.

  Nonemployee directors cannot stand for reelection after they have reached age 70, as in the case of Lord Laing of Dunphail who is not standing for reelection at the forthcoming annual meeting of shareholders.

  Employee directors are not compensated for services as a director. Nonemployee directors receive annual compensation at the rate of $35,000 and a fee of $1,250 for each Board of Directors and Board committee meeting attended. Exclusive of service on the Executive Committee, they also receive annual compensation at the rate of $3,000 for each Board committee membership and an additional $5,000 for serving as chairman of a Board committee. Each nonemployee director who normally travels in excess of 3,000 miles to attend Board meetings is paid a travel allowance equivalent to the current Board meeting fee for each trip to attend Board meetings in North America. Nonemployee directors are given the opportunity to elect to defer all or part of their compensation and fees.

  Under the shareholder-approved Restricted Stock Plan for Nonemployee Directors ("Plan"), each person who becomes a nonemployee director for the first time is granted an award of 1,500 shares of restricted Common Stock effective as of the date the individual becomes a nonemployee director. Each incumbent nonemployee director also is granted an award of 200 shares of restricted Common Stock at the beginning of each year.

  The shares of restricted Common Stock are registered in the nonemployee director's name but held by the Corporation and, while restricted, are nontransferable. The nonemployee director receives cash dividends and has voting rights during the restricted period. The restricted period expires at the earlier to occur of the nonemployee director's normal termination of service on the Board (1) after reaching the age (currently 70) at which the nonemployee director may no longer stand for reelection or (2) by reason of disability or death.

  Upon expiration of the restricted period, the nonemployee director will receive the shares free of all restrictions. Should a nonemployee director cease to be a member of the Board during the restricted period, all of the shares of restricted Common Stock then held will be forfeited to the Corporation. However, the Board has the power to end the restricted period earlier with respect to any particular nonemployee director and to discontinue granting awards under the Plan.

Committees of the Board

  The Board has established a number of standing committees to assist it in the discharge of its responsibilities. The principal responsibilities of each committee are described in the succeeding paragraphs. Actions taken by any committee of the Board are reported to the Board of Directors, usually at its next meeting or by written report. Respective memberships on the various standing committees are identified in the annual report and in the personal information on each director in this proxy statement.

  The Audit Committee, composed of five directors who are not employees of Exxon or its affiliates, met three times in 1993. Each year it recommends the appointment of a firm of independent public accountants to examine the financial statements of the Corporation and its subsidiaries for the coming year. In making this recommendation, it reviews the nature of audit services rendered, or to be rendered, to Exxon and its subsidiaries by the independent public accountants and also reviews the nature of nonaudit-related services rendered to the Corporation and its subsidiaries. It reviews with representatives of the independent public accountants the auditing arrangements and scope of the independent public accountants' examination of the financial statements, results of those audits, their fees, and any problems identified by the independent public accountants regarding internal accounting controls, together with their recommendations. It also meets with Exxon's Controller and the General Auditor to review reports on the functioning of Exxon's programs for compliance with its policies and procedures regarding ethics and those regarding financial controls and internal auditing. This includes an assessment of internal controls within the Corporation and its subsidiaries based upon the activities of Exxon's internal auditing staffs as well as an evaluation of the performance of those staffs. The Committee is also prepared to meet at any time upon request of the independent public accountants, the Controller, or the General Auditor to review any special situation arising in relation to any of the foregoing subjects.

  The Board Advisory Committee on Contributions consists of five directors. It met twice in 1993 to review, among other matters, the general levels and areas of Exxon's financial support for public service programs, including the Corporation's contributions to the Exxon Education Foundation, which supports programs to improve the quality of education.

  The Board Compensation Committee, consisting of four directors who are not employees of Exxon or its affiliates, met eight times in 1993. The Chief Executive Officer and President do not attend Board Compensation Committee meetings, except upon invitation by the chairman of the Committee. This Committee makes recommendations to the Board of Directors as to the salaries of the Chairman of the Board and the President, sets the salaries of the other elected officers, and reviews salaries of certain other senior executives. It grants incentive compensation to elected officers and other senior executives and reviews guidelines for the administration of Exxon's incentive programs. It also reviews and approves or makes recommendations to the Board of Directors on any proposed plan or program which would benefit primarily the senior executive group. Each year the Committee reviews an independent analysis, prepared by a leading public accounting firm, of the competitiveness of Exxon's top management compensation and reviews summary results of various salary surveys, as well as competitive data developed by Exxon's executive compensation staff.

  The Nominating Committee, which met once in 1993, consists of six directors who are not employees of Exxon or its affiliates. It recommends to the Board the director nominees proposed in the proxy statement for election by the shareholders. It reviews the qualifications of, and recommends to the Board, candidates to fill Board vacancies as they may occur during the year. The Committee considers suggestions from many sources, including shareholders, regarding possible candidates for director. Such suggestions, together with appropriate biographical information, should be submitted to the Secretary of the Corporation. Board-approved guidelines and criteria regarding the qualifications of candidates for director, insofar as they apply to nonemployees, give considerable weight to a candidate's experience as a manager of a relatively large, complex business, educational, or other organization which equips the individual to deal with complex problems. The Committee also reviews proposed changes in the compensation of nonemployee directors as well as in the benefits, such as travel accident insurance, which have been extended to them. The Committee makes such recommendations to the Board of Directors as it deems advisable.

  The Public Issues Committee, consisting of six directors, has as its principal responsibilities the review of the Corporation's policies, programs, and practices on public issues of significance, including their effects on the environment, safety, and health. The Committee met three times in 1993 and considered varying subjects, including reports of reviews undertaken by operating units with respect to environmental and safety activities. The Committee also toured operating sites to observe current practices, including spill and hazard prevention.

  The Executive Committee consists of five directors. Although the Committee has very broad powers, in practice, it meets only infrequently to take formal action on a specific matter when it would be impractical to call a meeting of the Board. The Committee did not meet in 1993. Directors who are not regular members of the Committee are alternate members and, if necessary to establish a quorum for a meeting, one or more of them is called to attend the meeting in accordance with a rotational schedule adopted by the Board.

  The Finance Committee, consisting of two directors, held one meeting and acted by written consent in lieu of meeting seven times in 1993. As required, the Board delegates specific authority to the Committee to act on behalf of the Board in authorizing the issuance or guarantee of corporate debt and other financial matters.

1. ELECTION OF DIRECTORS

  Directors are elected to serve until the next annual meeting of shareholders. Although the Board of Directors does not contemplate that any of the nominees named will be unavailable for election, in the event a vacancy in the slate of nominees is occasioned by death or other unexpected occurrence, the proxy will be voted for the election of a replacement nominee, if one is designated by the Board.

                             ---------------------
                             Nominees for director
                             ---------------------

RANDOLPH W. BROMERY             (PHOTO OF   Received doctorate in geology from
President,                       RANDOLPH   The Johns Hopkins University. With
Springfield College,            W. BROMERY  U.S. Geological Survey from 1948
Springfield,                      APPEARS   until joining University of
Massachusetts                      HERE)    Massachusetts at Amherst in 1967.
                                            Professor of geophysics and
Commonwealth Professor,                     chairman, department of geology and
Emeritus, University of         geography, 1968-69; vice chancellor--student
Massachusetts at Amherst        affairs, 1969-70, chancellor, 1971-79;
                                chancellor, Massachusetts Board of Regents for
President, Geoscience           Higher Education, 1990-91. Served temporarily
Engineering Corporation         as executive vice president, University of
                                Massachusetts System, 1977-78. President,
Chairman--Nominating            Geoscience Engineering Corporation (geological
Committee                       and geophysical services). Elected president,
Vice Chairman--Public           Springfield College in 1993. Past president and
Issues Committee                fellow, Geological Society of America. Acting
Member--Executive               president, Westfield State College, 1988-90.
Committee                       Director, Chemical Banking Corporation; John
                                Hancock Mutual Life Insurance Company; NYNEX
Director since 1977             Corporation. Trustee, The Johns Hopkins
Age 68                          University. Member, Corporation of Woods Hole
Exxon shares owned*             Oceanographic Institution; Cosmos Club; Council
3,396                           on Foreign Relations, Inc.; New York Academy of
Board/Board committee           Sciences; Society of Exploration Geophysicists.
attendance+100%                 Fellow, American Association for the
                                Advancement of Science.

- --------------------------------------------------------------------------------

D. WAYNE CALLOWAY                (PHOTO OF  Received bachelor of business
Chairman of the Board             D. WAYNE  administration degree from Wake
and Chief Executive               CALLOWAY  Forest University. Joined PepsiCo,
Officer, PepsiCo, Inc.            APPEARS   Inc. (beverages, snack foods, and
                                   HERE)    restaurants) in 1967. Elected
Chairman--Audit                             president and chief operating
Committee                                   officer of Frito-Lay, Inc. in 1976,
Member--Board                   and chairman of the board and chief executive
Compensation                    officer in 1978; executive vice president,
Committee                       chief financial officer, and director of
                                PepsiCo in 1983, president and chief operating
Director since 1988             officer in 1985, and chairman and chief
Age 58                          executive officer in 1986. Director, Citicorp;
Exxon shares owned*             General Electric Company; Grocery Manufacturers
3,500                           of America. Member, The Business Council; The
Board/Board committee           Business Council of New York State; policy
attendance+95%                  committee, The Business Roundtable; Trilateral
                                Commission. Chairman, board of trustees, Wake
                                Forest University.

- --------------------------------------------------------------------------------

JESS HAY                         (PHOTO OF  Received bachelor of business
Chairman of the Board             JESS HAY  administration degree in 1953 and
and Chief Executive               APPEARS   law degree in 1955 from Southern
Officer, Lomas Financial           HERE)    Methodist University. Practiced law
Corporation                                 in Dallas, Texas prior to joining
                                            Lomas Financial Corporation
Member--Board Advisory                      (mortgage banking and other
Committee on                    financial services) in 1965. Elected president
Contributions, Board            and chief executive officer in 1965 and
Compensation                    chairman and chief executive officer in 1969.
Committee, and Executive        Also chairman and chief executive officer of
Committee                       Lomas Mortgage USA, Inc. Director, The Dial
                                Corporation; MCorp; Southwestern Bell
Director since 1981             Corporation; Trinity Industries, Inc. Trustee,
Age 63                          Liberte' Investors. Member of the board,
Exxon shares owned*             Greater Dallas Planning Council; Southwestern
7,800                           Medical Foundation; Texas Foundation for Higher
Board/Board committee           Education; Texas Research League; Zale-Lipshy
attendance+100%                 Hospital of Dallas. Member, American, Dallas,
                                and Texas Bar Associations.

- --------------------------------------------------------------------------------
*+See Notes on page 7.

WILLIAM R. HOWELL                (PHOTO OF  Received bachelor of business
Chairman of the Board and          WILLIAM  administration degree from the
Chief Executive Officer,         R. HOWELL  University of Oklahoma. Joined J.
J. C. Penney Company, Inc.        APPEARS   C. Penney Company, Inc. (department
                                    HERE)   stores and catalog chain) in 1958.
Chairman--Board Compensation                Elected executive vice president
Committee                                   and director in 1981, vice chairman
Member--Audit Committee         in 1982, and chairman and chief executive
and Executive Committee         officer in 1983. Director, Bankers Trust New
                                York Corporation and Bankers Trust Company;
Director since 1982 Age 58      Halliburton Co.; Warner-Lambert Company; Dallas
Exxon shares owned* 2,900       Citizens Council; National Organization on
Board/Board committee           Disability; National Retail Federation.
attendance+95%

- --------------------------------------------------------------------------------

PHILIP E. LIPPINCOTT           (PHOTO OF    Holds bachelor of arts degree from
Chairman and                    PHILIP E.   Dartmouth College and a master of
Chief Executive Officer,       LIPPINCOTT   business administration degree in
Scott Paper Company/1/           APPEARS    food distribution from Michigan
                                  HERE)     State University. Joined Scott
Vice Chairman--Board                        Paper Company (sanitary paper,
Compensation Committee                      printing and publishing papers, and
Member--Board Advisory          forestry operations) in 1959. Elected vice
Committee on Contributions      president--marketing in 1972, director in 1978,
and Nominating Committee        president and chief operating officer in 1980,
                                chief executive officer in 1982, and chairman
Director since 1986 Age 58      in 1983. Director, Campbell Soup Company; Fox
Exxon shares owned* 3,500       Chase Cancer Center; Grocery Manufacturers of
Board/Board committee           America. Director and member of executive
attendance+95%                  committee, American Forest & Paper Association.
                                Trustee, The Penn Mutual Life Insurance
                                Company. Member, The Business Council; The
                                Conference Board; boards of overseers, The
                                Dartmouth Institute and Wharton School,
                                University of Pennsylvania.

/1/ Mr. Lippincott has announced that he plans to retire from Scott Paper Company on April 1, 1994.

- --------------------------------------------------------------------------------

MARILYN CARLSON NELSON           (PHOTO OF  Received bachelor's degree in
Director and Vice                 MARILYN   international economics from Smith
Chairman, Carlson                 CARLSON   College. Joined Carlson Holdings,
Holdings, Inc.                    NELSON    Inc. (travel, hotels, restaurants,
                                  APPEARS   and marketing services) in 1989 as
Member--Audit Committee,           HERE)    a director and senior vice
Board Advisory Committee                    president and became vice chairman
on Contributions,               in December 1991. Owner, Minnesota Banc Holding
and Nominating Committee        Company, which owns Citizens State Bank of
                                Waterville, Minnesota and Citizens State Bank
Director since 1991 Age 55      of Montgomery, Minnesota and serves as Chairman
Exxon shares owned* 3,600       of both banks. Director, Carlson Companies,
Board/Board committee           Inc.; First Bank System; U.S. West, Inc.;
attendance+88%                  Hubert H. Humphrey Institute of Public Affairs;
                                United Way of America, 1984-90. Trustee,
                                Macalester College, 1974-80; Smith College,
                                1980-85. Chairman, Minnesota Super Bowl 1992
                                Task Force. Member, Bretton Woods Committee;
                                Center for International Leadership; Committee for Economic Development (CED); Committee of
                                200. Awards, Career Achievement, Sales and
                                Marketing Executives of Minneapolis; Directors'
                                Choice Award, National Womens Economic Alliance
                                Foundation; Extraordinary Leadership, Greater
                                Minneapolis Chamber of Commerce; "Others"
                                Award, Salvation Army. Holds honorary degrees of Doctor of Humane Letters from The College of
                                St. Catherine and Gustavus Adolphus College.

- --------------------------------------------------------------------------------
*+See Notes on page 7.

LEE R. RAYMOND                   (PHOTO OF  Received bachelor's degree in
Chairman of the Board              LEE R.   chemical engineering from the
Chairman--Executive               RAYMOND   University of Wisconsin in 1960 and
Committee and Finance             APPEARS   a Ph.D. in the same discipline from
Committee                          HERE)    the University of Minnesota in
                                            1963. That year, joined Exxon as a
Director since 1984                         production research engineer in
Age 55                          Tulsa, Oklahoma. Held various positions with
                                Exxon Company, U.S.A.; Creole Petroleum
Exxon shares                    Corporation; Exxon International Company; Exxon
owned* 75,439                   Enterprises. Became president of Esso Inter-
Board/Board committee           America Inc. in 1983. Elected senior vice
attendance+100%                 president and director of the Corporation in
                                1984, president in 1987, and became chairman and chief executive officer in 1993. Director,
                                J. P. Morgan & Co. Incorporated; Morgan
                                Guaranty Trust Company of New York; American
                                Petroleum Institute; New American Schools
                                Development Corporation; United Negro College
                                Fund. Trustee, Southern Methodist University;
                                Wisconsin Alumni Research Foundation. Member,
                                The Business Council; The Business Roundtable;
                                Council on Foreign Relations; Emergency
                                Committee for American Trade; National
                                Petroleum Council; Trilateral Commission;
                                University of Wisconsin Foundation.

- --------------------------------------------------------------------------------

CHARLES R. SITTER               (PHOTO OF   Holds bachelor's degree from George
President                       CHARLES R.  Washington University and master's
Chairman--Board Advisory          SITTER    degree from the Fletcher School of
Committee on Contributions       APPEARS    Law and Diplomacy. Joined the Exxon
Vice Chairman--Executive          HERE)     organization in 1957 and spent most
Committee and                               of his early career in positions
Finance Committee                           concerned with the Corporation's
Member--Public Issues           operations in the Asia-Pacific area, including
Committee                       assignments in India and Australia. Joined
                                Exxon Company, U.S.A. in 1973, becoming manager
Director since 1985             of its Supply Department in 1974 and senior
Age 63                          vice president in 1976. Elected vice
Exxon shares                    president--corporate planning, Exxon
owned* 114,790                  Corporation, in 1979 and executive vice
Board/Board committee           president, Esso Europe Inc., in 1981. Returned
attendance+100%                 to Exxon Company, U.S.A. as executive vice
                                president in 1983. Elected senior vice
                                president and director of the Corporation in 1985, and became president in 1993. Member, The
                                Conference Board; board of visitors, Fletcher
                                School of Law and Diplomacy; board of
                                overseers, Hoover Institute. Director, American
                                Petroleum Institute; Council for Aid to
                                Education; Dallas Citizens Council; Junior
                                Achievement of Dallas; United Way of
                                Metropolitan Dallas.

- --------------------------------------------------------------------------------

JOHN H. STEELE                   (PHOTO OF  Received bachelor of science degree
President Emeritus,                JOHN H.  in 1946 and doctorate of science in
Corporation of Woods               STEELE   1963 from University College,
Hole Oceanographic                APPEARS   London University. With Marine
Institution                        HERE)    Laboratory, Aberdeen, Scotland as
                                            marine scientist, 1951-66; senior
Member--Nominating Committee                principal scientific officer, 1966-
and Public Issues Committee     73; deputy director, 1973-77. Joined Woods Hole
                                Oceanographic Institution, Massachusetts, in
Director since 1989             1977 as director. Elected president of
Age 67                          Corporation of Woods Hole Oceanographic
Exxon shares                    Institution in 1984. Award, Alexander Agassiz
owned* 3,301                    Medal, National Academy of Sciences. Trustee,
Board/Board committee           Robert Wood Johnson Foundation. Member,
attendance+93%                  National Geographic Society's Committee for
                                Research and Exploration. Fellow, Royal Society of London; American Academy of Arts and
                                Sciences. U.S. Delegate to International
                                Council for Exploration of the Sea.

- --------------------------------------------------------------------------------
*+See Notes on page 7.

ROBERT E. WILHELM              (PHOTO OF  Principal responsibilities include
Senior Vice President          ROBERT E.  the Corporation's worldwide
Member--Board Advisory          WILHELM   refining, marketing, and
Committee on Contributions      APPEARS   transportation activities; Exxon
and Public Issues                HERE)    Company, U.S.A.; Exxon Research and
Committee                                 Engineering Company; public
                                          affairs. Received bachelor's degree
Director since 1992            from Massachusetts Institute of Technology and
Age 53                         master of business administration from Harvard
Exxon shares owned* 50,862     University. Joined the Exxon organization in
Board/Board committee          1963 and held various managerial positions in
attendance+100%                domestic and foreign operations. Became vice
                               president--petroleum products of Esso Europe
                               Inc. in 1981; director and president of Esso
                               Inter-America, Inc. in 1984; executive vice president of Exxon Company, International in 1986. Elected senior vice president of the Corporation in 1990 and director in 1992. Vice chairman, Council of the Americas. Member, Coal Industry Advisory Board of the
                               International Energy Agency; Council on
                               Foreign Relations; board of governors, Foreign
                               Policy Association; Massachusetts Institute of
                               Technology Political Science Visiting
                               Committee. Vice President, Circle 10 Council of Boy Scouts of America. Trustee, Greenhill
                               School, Dallas, Texas.

- -------------------------------------------------------------------------------

JOSEPH D. WILLIAMS             (PHOTO OF  Received bachelor's degree in
Retired Chairman of the Board  JOSEPH D.  chemistry and pharmacy from the
and Chief Executive Officer,    WILLIAMS  University of Nebraska College of
Warner-Lambert Company          APPEARS   Pharmacy. Joined Warner-Lambert
                                 HERE)    Company (pharmaceuticals and
Chairman--Public Issues                   consumer health products) in 1950
Committee Member--Audit                   where he spent all of his business
Committee and                  career. Elected president in 1979, chief
Nominating Committee           operating officer in 1980, chief executive
                               officer in January 1985, and chairman of the
Director since 1988 Age 67     board in July 1985. Retired September 1991.
Exxon shares owned* 14,001     Director, American Telephone and Telegraph
Board/Board committee          Company; J. C. Penney Company, Inc.;
attendance+100%                Rockefeller Financial Services, Inc.; Warner-
                               Lambert Company; Thrift Drug Inc. Chairman, board of trustees, Liberty Science Center.
                               Member, board of trustees, Columbia
                               University; Project HOPE; United Negro College
                               Fund.

- -------------------------------------------------------------------------------
*+See Notes below.

NOTES

* As of January 31, 1994, all directors and nominees beneficially owned (as this term is interpreted by the Securities and Exchange Commission ("SEC")) an aggregate of 286,089 shares of Exxon Corporation Common Stock, representing in the case of each director or nominee less than 0.1 percent of the outstanding shares. The foregoing includes 846 shares held jointly by Dr. Bromery and his spouse; 25 shares held in an Individual Retirement Account for Dr. Bromery's spouse; 4,300 shares held in a defined benefit plan for Mr. Hay; 1,500 shares held in a trust for the benefit of Mrs. Nelson;
  600 shares held by Mr. Raymond's mother over which he has power of attorney; 801 shares held jointly by Dr. Steele and his spouse; 1,535 shares held jointly by Mr. Wilhelm and his spouse; and 1,848 shares held in trust for the benefit of Mr. Wilhelm's children. As of the same date, each of the other executive officers named in the Summary Compensation Table shown on page 8 beneficially owned (as so interpreted) less than 0.1 percent of the outstanding shares of Exxon Corporation Common Stock as follows: Mr. Rawl, 249,924 shares, including 75,556 shares held in trust for the benefit of his children and grandchildren; Mr. Harrison, 69,513 shares; and Mr. Hess, 47,849 shares, including 6,200 shares held by his spouse. As of the same date, all directors and executive officers as a group beneficially owned (as so interpreted) 868,416 shares of Exxon Corporation Common Stock, representing in the aggregate less than 0.1 percent of the outstanding shares and including 18,063 shares held by their immediate families or family trusts. Beneficial ownership of shares held by their immediate families or family trusts has been, or is being, specifically disclaimed by certain nominees and officers in ownership reports filed with the SEC.

  The trustee of the Corporation's Thrift Plan holds all the outstanding shares of Exxon Corporation Class A Preferred Stock described on page 17 and has the right to vote such shares. The trustee is comprised of four executive officers and an officer of a division, none of whom is a director or nominee.

  These amounts do not include shares of Exxon Corporation Common Stock covered by exercisable options, as follows: Mr. Raymond, 895,000; Mr. Sitter, 723,305; Mr. Wilhelm, 335,000; Mr. Harrison, 240,000; Mr. Hess, 179,305; Mr. Rawl, 994,355; and all directors and executive officers as a group, 4,246,824. When shares so covered are added to shares beneficially owned by any director, nominee, or named executive officer, the percentage for such person, as of January 31, 1994, still does not exceed 0.1 percent of the outstanding shares, and the aggregate for all directors and executive officers as a group, as of the same date, is less than 0.5 percent.

+ Indicates for 1993 the percentage of meetings attended by each nominee out of the total number of meetings of the Board and of committees of the Board on which such nominee served.

Transactions with Management

  The Corporation and its affiliates have transactions in the ordinary course of business with unaffiliated corporations of which certain of the nonemployee directors are executive officers. The Corporation does not consider the amounts involved in such transactions material by any reasonable standard.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

  The Summary Compensation Table shows certain compensation information for the former Chief Executive Officer who retired May 31, 1993, the current Chief Executive Officer, and the four other most highly compensated executive officers for services rendered in all capacities during the fiscal years ended December 31, 1993, 1992, and 1991. This information includes the dollar value of base salaries, bonus awards and long term incentive plan payouts, the number of stock options and stock appreciation rights ("SARs") granted, restricted stock awards, and certain other compensation, if any, whether paid or deferred.

                           SUMMARY COMPENSATION TABLE

                                  Annual Compensation              Long Term Compensation
                             --------------------------------- -------------------------------
                                                                       Awards          Payouts
                                                               ----------------------- -------
                                                  Other Annual   Restricted   Options/  LTIP    All Other
  Name and Principal          Salary       Bonus  Compensation     Stock        SARs   Payouts Compensation
       Position         Year    ($)         ($)      ($)(b)    Award(s)($)(c)   (#)    ($)(d)   ($)(b)(e)
- -----------------------------------------------------------------------------------------------------------
L. G. Rawl              1993   914,102(a) 250,000     6,692           -0-         -0-  375,000    47,353
Chairman and CEO        1992 1,450,000    505,000    14,540           -0-         -0-      -0-   106,314
 (To 4/28/93)           1991 1,300,000    505,000                     -0-     215,000  645,000
 (Retired 5/31/93)
L. R. Raymond           1993 1,143,333    500,000    15,521       620,000     200,000  255,000    82,046
Chairman and CEO        1992 1,010,000    352,000    11,286           -0-     180,000      -0-    71,508
 (4/28/93 to 12/31/93)  1991   891,667    352,000                     -0-     180,000  431,250
C. R. Sitter            1993   841,667    325,000     8,654           -0-     140,000  189,000    69,307
President and Director  1992   757,500    245,000     4,763           -0-     120,000      -0-    61,302
                        1991   687,500    245,000                     -0-     120,000  341,250
R. E. Wilhelm           1993   625,000    200,000    28,932       217,000     100,000  109,500    45,775
Senior Vice President   1992   550,000    163,000     1,689           -0-     100,000      -0-    40,160
 and Director           1991   480,000    157,000                     -0-      90,000  167,250
C. M. Harrison          1993   593,333    165,000     4,596           -0-     100,000  102,000    43,451
Senior Vice President   1992   525,000    131,000    33,496           -0-      60,000      -0-    37,807
                        1991   460,000    129,000                     -0-      40,000  175,500
E. J. Hess              1993   500,000    120,000     6,563       155,000      50,000   67,500    39,413
Senior Vice President   1992   438,333     85,000     4,070           -0-      33,000      -0-    33,933
                        1991   399,167     89,500                     -0-      30,000  122,250
- -----------------------------------------------------------------------------------------------------------

(a) Includes $268,269 representing forty-five days of salary for vacation earned, but not taken at retirement.
(b) In accordance with transitional provisions applicable to the SEC's recently expanded rules on executive compensation disclosure in proxy statements, amounts of Other Annual Compensation and All Other Compensation have not been included for fiscal year 1991.
(c) The values set forth in the column above for restricted stock awards are as of 12/1/93, the date of grant of Career Shares. On 12/31/93, these were the only shares of restricted stock held by the named executive officers. The number of shares held and their values on 12/31/93 were as follows: Mr. Raymond, 10,000 shares valued at $631,250; Mr. Wilhelm, 3,500 shares valued at $220,938; and Mr. Hess, 2,500 shares valued at $157,813. The 12/31/93 values are based on the 12/31/93 closing market stock price of $63 1/8 and do not take into account any diminution of value attributable to the career duration restrictions on such shares. Normal common dividends are paid on these shares. Career Shares are described on page 13.
(d) Represents settlements of Earnings Bonus Units ("EBUs"), which the SEC rules categorize as long term incentive plan ("LTIP") payouts, since EBUs serve as incentive for performance to occur over a period longer than one fiscal year. The Corporation, however, considers EBUs to be short term awards, as described on page 12. Payouts shown for 1991 were for EBUs awarded in 1988 and 1989. Payouts shown for 1993 were for EBUs awarded in 1990.
(e) All Other Compensation for 1993 includes matching credits by the Corporation under the Corporation's Thrift Plan and the related supplemental thrift plans ($38,750 for Mr. Rawl; $68,600 for Mr. Raymond; $52,541 for Mr. Sitter; $39,475 for Mr. Wilhelm; $36,829 for Mr. Harrison; and $31,133 for Mr. Hess) and the Corporation's cost allocation of supplemental life insurance ($8,603 for Mr. Rawl; $13,446 for Mr. Raymond; $16,766 for Mr. Sitter; $6,300 for Mr. Wilhelm; $6,622 for Mr. Harrison; and $8,280 for Mr. Hess).

OPTION/SAR GRANTS IN LAST FISCAL YEAR

  The table below shows information regarding grants of stock options and SARs, if any, made to the named executive officers under Exxon's 1993 Incentive Program during the fiscal year ended December 31, 1993. The amounts shown for each of the named executive officers as potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of five percent and ten percent over the full ten-year term of the options, which would result in stock prices of approximately $103.61 and $164.63, respectively. The amounts shown as potential realizable values for all shareholders representthe corresponding increases in the market value of 1,241,889,413 outstanding shares of Exxon Common Stock held by all shareholders (other than the Corporation) as of January 31, 1994, which would total approximately $49.7 billion and $125.5 billion, respectively. No gain to the optionees is possible without an increase in stock price which will benefit all shareholders proportionately. These potential realizable values are based solely on arbitrarily assumed rates of appreciation required by applicable SEC regulations. Actual gains, if any, on option or SAR exercises and common stockholdings are dependent on the future performance of Exxon Common Stock. There can be no assurance that the potential realizable values shown in this table will be achieved.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                              Potential Realizable Value
                                                              at Assumed Annual Rates of
                                                               Stock Price Appreciation
                            Individual Grants (a)                  for Option Term
                --------------------------------------------- --------------------------
                 Number of    % of Total
                 Securities  Options/SARs                     If Stock At   If Stock At
                 Underlying   Granted to  Exercise              $103.61       $164.63
                Options/SARs Employees in or Base
                  Granted    Fiscal Year   Price   Expiration      5%           10%
Name                (#)          (b)       ($/Sh)     Date        ($)           ($)
- ----------------------------------------------------------------------------------------
All Sharehold-        N/A         N/A         N/A        N/A  49.7 billion 125.5 billion
 ers'
 Stock Appre-
 ciation
L. G. Rawl            -0-         N/A         N/A        N/A           N/A           N/A
L. R. Raymond     200,000        3.4%     63.5625   11/23/03     8,008,875    20,212,875
C. R. Sitter      140,000        2.3%     63.5625   11/23/03     5,606,213    14,149,013
R. E. Wilhelm     100,000        1.7%     63.5625   11/23/03     4,004,438    10,106,438
C. M. Harrison    100,000        1.7%     63.5625   11/23/03     4,004,438    10,106,438
E. J. Hess         50,000        0.8%     63.5625   11/23/03     2,002,219     5,053,219

- --------------------------------------------------------------------------------
(a) Stock options are awarded at the fair market value of shares of Exxon
    Common Stock at the date of award and become exercisable one year from such date if the optionee has not died or terminated. Such options lapse at the earliest of ten years after award, five years after the optionee's normal termination of employment, one year after the optionee's death, or at the time of the optionee's termination of employment otherwise than normally.
    No SARs were awarded in 1993.
(b) Total options granted = 5,965,350

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

  The following table summarizes for each of the named executive officers the number of stock options and SARs, if any, exercised during the fiscal year ended December 31, 1993, the aggregate dollar value realized upon exercise, the total number of unexercised options and SARs, if any, held at December 31, 1993, and the aggregate dollar value of in-the-money, unexercised options and SARs, if any, held at December 31, 1993. Value realized upon exercise is the difference between the fair market value of the underlying stock on the exercise date and the exercise or base price of the option or SAR. Value of unexercised, in-the-money options or SARs at fiscal year-end is the difference between its exercise or base price and the fair market value of the underlying stock on December 31, 1993, which was $63 1/8 per share. These values, unlike the amounts set forth in the column headed "Value Realized," have not been, and may never be, realized. The underlying options or SARs have not been, and may never be, exercised; and actual gains, if any, on exercise will depend on the value of Exxon Common Stock on the date of exercise. There can be no assurance that these values will be realized. Unexercisable options are those which have been held for less than one year.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                 Number of
                   Shares                Number of Securities
                 Underlying             Underlying Unexercised   Value of Unexercised, In-the-Money
                Options/SARs   Value   Options/SARs at FY-End (#)  Options/SARs at FY-End ($) (a)
                 Exercised   Realized  ------------------------- ----------------------------------------
     Name           (#)         ($)    Exercisable Unexercisable   Exercisable           Unexercisable
- ---------------------------------------------------------------------------------------------------------
L. G. Rawl         13,515      274,349   994,355          -0-              14,828,873                 -0-
L. R. Raymond      75,000    2,008,194   895,000      200,000              10,234,375                 -0-
C. R. Sitter       51,325    1,675,691   723,305      140,000              10,006,573                 -0-
R. E. Wilhelm      33,000      867,531   335,000      100,000               2,990,500                 -0-
C. M. Harrison        -0-          -0-   240,000      100,000               2,829,750                 -0-
E. J. Hess         19,057      699,985   179,305       50,000               2,529,167                 -0-
- ---------------------------------------------------------------------------------------------------------

(a) In-the-Money Options/SARs are those where the fair market value of the underlying securities exceeds the exercise or base price of the option or SAR. The named executive officers hold no other options or SARs.

Long Term Incentive Plans--Awards in Last Fiscal Year

  The following table shows information regarding Earnings Bonus Units ("EBUs") awarded to the named executive officers under Exxon's 1993 Incentive Program during the fiscal year ended December 31, 1993. Each EBU entitles the holder to an amount in cash equal to the cumulative net income per share of Exxon Corporation Common Stock, as announced quarterly commencing with the first full quarter following the date of award, payable on the fifth anniversary of the unit's date of grant, or earlier upon achieving the maximum settlement value of $7.50 per unit. Although the Corporation considers EBUs to be short term awards as described on page 12, the SEC rules categorize EBUs as long-term incentive awards since EBUs serve as incentive for performance to occur over a period longer than one fiscal year. No amounts are shown in the table as "target" or "threshold" future payouts because no such payout levels are set or contemplated under the 1993 Incentive Program.

             LONG TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                 Performance or
                                  Other Period   Estimated Future Payouts Under
                   Number of          Until       Non-Stock Price-Based Plans
                Shares, Units or  Maturation or  ------------------------------
     Name       Other Rights (#)     Payout               Maximum ($)
- -------------------------------------------------------------------------------
L. G. Rawl           33,340      5 years maximum            250,050
L. R. Raymond        60,000      5 years maximum            450,000
C. R. Sitter         40,000      5 years maximum            300,000
R. E. Wilhelm        26,000      5 years maximum            195,000
C. M. Harrison       22,000      5 years maximum            165,000
E. J. Hess           16,000      5 years maximum            120,000
- -------------------------------------------------------------------------------

Pension Plan Table

  Under Exxon's current Annuity Plan, subject to age and service requirements, an employee acquires a right to a yearly annuity upon retirement. The yearly annuity is equal to 1.6 percent of the average annual 36-month pay times years of accredited service, less up to half of the estimated Old Age Social Security benefit payable. The following table illustrates the approximate yearly undiscounted annuity which may become payable under the Annuity Plan and the related supplemental annuity plans to an employee in the higher salary classifications, including those named in the Summary Compensation Table shown on page 8. Whether these amounts actually become payable in whole or in part depends on the contingencies and conditions governing the Annuity Plan.
10

                         ESTIMATED UNDISCOUNTED ANNUITY

   Average                       Years of Accredited Service
   Annual           --------------------------------------------------------------------------
36-Month Pay*          30                  35                  40                  45
- ----------------------------------------------------------------------------------------------
$  600,000          $ 288,000           $ 336,000           $ 384,000           $ 432,000
   900,000            432,000             504,000             576,000             648,000
 1,200,000            576,000             672,000             768,000             864,000
 1,500,000            720,000             840,000             960,000           1,080,000
 1,800,000            864,000           1,008,000           1,152,000           1,296,000
 2,100,000          1,008,000           1,176,000           1,344,000           1,512,000
 2,400,000          1,152,000           1,344,000           1,536,000           1,728,000
- ----------------------------------------------------------------------------------------------

* Average annual 36-month pay includes salary for the 36 consecutive months of highest earnings during the last ten years of employment and short term bonus awards, including Earnings Bonus Units ("EBUs"). The bonus awards included in the computation are the highest three awards granted during the final five years of employment. For purposes of this computation, EBUs are valued at their maximum settlement value. See the Long Term Incentive Plans table on page 10 for data on 1993 awards of EBUs to the named executive officers. For the executive officers named in the Summary Compensation Table on page 8, average annual 36-month pay includes amounts shown in the "Salary" and "Bonus" columns of that table, as well as EBU awards shown in the Long Term Incentive Plans table.
  As of January 31, 1994, average annual 36-month pay and years of accredited service for the executive officers named in the Summary Compensation Table are as follows: Mr. Rawl, $2,274,173, 42 years; Mr. Raymond, $1,812,222, 31 years; Mr. Sitter, $1,302,222, 40 years; Mr. Wilhelm, $900,417, 33 years;
  Mr. Harrison, $814,056, 42 years; and Mr. Hess, $646,222, 37 years.
  The amounts shown above are based on the normal form of annuity under the Annuity Plan with 60 monthly payments guaranteed and are before deduction for the estimated Old Age Social Security benefit referred to on page 10.

Board Compensation Committee Report on Executive Compensation

  Exxon's executive compensation program is designed to motivate, reward, and retain the management talent needed to achieve its business objectives and maintain its position of leadership in the petroleum industry.

  It does this by providing incentives to achieve short-term and long-term objectives, by rewarding exceptional performance and accomplishments that contribute to the business, and by utilizing competitive base salaries that recognize a philosophy of career continuity.

  Exxon's financial success is highly dependent upon its long-term capital investment strategy and decisions that focus on the Corporation's future results. The nature of the petroleum business requires long-term and capital-intensive investments, which often take years to generate returns to shareholders. Therefore, incentive awards are granted with an orientation towards long-term corporate performance and may not fluctuate as greatly as year-to-year corporate financial results.

  In keeping with this long-term view and the highly technical and capital-intensive nature of the petroleum business, retention of executives who have developed the skills and expertise required to lead a global organization is vital to Exxon's competitive strength. Retention and motivation of these individuals is, and will continue to be, key to the Corporation's success.

  The philosophical basis of the compensation program is to pay for performance and the level of responsibility of an individual's position. Assessments of both individual and corporate performance influence executives' compensation levels. It is important to encourage a performance-based environment that motivates individual performance by recognizing the past year's results and by providing incentives for further improvement in the future. This includes the ability to implement the Corporation's business plans as well as to react to unanticipated external factors that can have a significant impact on corporate performance. Compensation decisions for all executives, including the named executive officers and Chief Executive Officer ("CEO"), are based on the same criteria.

  Recently enacted federal income tax legislation has limited the deductibility, effective January 1, 1994, of certain compensation paid to the CEO and the four other most highly compensated executives. The U.S. Treasury Department has issued proposed interpretive regulations, which were open for comment until February 22, 1994. These regulations are currently under review within the Corporation. No policy determination regarding this matter has yet been made.

  There are three major components of Exxon's compensation program: Base Salary, Short Term Awards, and Long Term Incentive Awards.

Base Salary

  A competitive base salary is vital to support the philosophy of management development and career orientation of executives and is consistent with the long-term nature of Exxon's business.

  Salary budget expenditures and adjustments to the salary program structure are a result of annual reviews of competitive positioning (how Exxon's salary structure for comparable positions compares with that of other companies), business performance, and general economic factors. While there is no specific weighting of these factors, competitive positioning is the primary consideration in setting the salary budget expenditures. Business and other economic factors, such as net income and estimates of inflation, are secondary considerations. In determining competitive position, a number of surveys are utilized. Primary consideration is given to the U.S.-based oil companies included in the industry group used for comparing share investment performance on page 14. Foreign-based oil companies used in the industry group are excluded since their compensation structures for executive officers are not considered comparable. Additional consideration is given to other major U.S.-based corporations because the scope of Exxon's business extends beyond the oil industry, as does competition for executives. Consequently, major U.S.-based corporations in the same or similar lines of business as Exxon, as well as a number of those in other lines of business but with which Exxon competes for executives, are included. Competitive orientation of salary ranges are targeted between the median and high end of survey data given Exxon's size and complexity relative to the surveyed companies. Within this framework, executive salaries are determined based on individual performance, level of responsibility, and experience.

  The Board Compensation Committee ("BCC") makes recommendations to the Board of Directors as to the salaries of the CEO and the President, sets the salaries of the other elected officers, and reviews salaries of certain other senior executives. The BCC met in November 1992 to recommend the 1993 salaries for the CEO and President, to set the 1993 salaries for the other elected officers, and to review the 1993 salaries for certain other senior executives. Any changes to these approved salaries must be reviewed with the BCC before implementation.

  The CEO's salary is determined based on the competitive salary framework described above, recognizing the Corporation's size and complexity. Within this framework, the CEO's salary is determined based on the BCC's judgment concerning the CEO's individual contributions to the business, level of responsibility, and career experience. Although none of these factors has a specific weight, primary consideration is given to the CEO's individual contributions to the business. No particular formulas or measures are used. L.
R. Raymond's salary reflects his promotion to CEO in 1993, as well as the factors listed above. L. G. Rawl, former CEO, retired in May 1993 after serving over six years as CEO. His salary reflects the length of his tenure as CEO and over 40 years of service with Exxon. Moreover, the salaries of both Messrs. Rawl and Raymond reflect their strong leadership and significant individual contributions.

Short Term Awards

  Short term awards to executives are granted in cash and Earnings Bonus Units ("EBUs") to recognize contributions to the business during the past year. EBUs are also granted to focus on a strong midterm corporate performance and to stress that decisions and contributions in any one year impact future years. In 1993, approximately one half of executive bonuses were in the form of EBUs. Each such EBU entitles the holder to an amount equal to the cumulative net income per share, as announced quarterly, commencing with the first full quarter following the date of award, payable on the fifth anniversary of the unit's date of grant or earlier upon achieving the maximum settlement value of $7.50 per unit. In 1993, the maximum settlement value was achieved for the EBUs granted in 1990. This resulted in a payment to grantees of $7.50 per unit.

  The BCC annually establishes a ceiling in relation to business results for awards of cash and EBUs. The BCC established a $36 million ceiling for 1993 awards of cash and EBUs, substantially all of which were granted in awards to over 1,000 employees. The ceiling is determined by Exxon's competitive position, assessment of progress in attainment of long-term goals, and business performance considerations. These include measurements such as net income, earnings per share, return on capital employed, return on equity, and dividends both in absolute terms and relative to the industry. None of these measurements has a specific weight. The 1993 ceiling was increased slightly from the 1992 ceiling. No formula was used in determining the ceiling amount. Rather, the BCC considered several factors, including Exxon's business performance, the Corporation's strong competitive posture, and its achievement towards attainment of long-range strategic goals.

  The specific bonus opportunity an executive receives is dependent on individual performance and level of responsibility. Assessment of an individual's relative performance is made annually based on a number of factors which include initiative, business judgment, technical expertise, and management skills.

  L. R. Raymond's 1993 award reflects his increased level of responsibility within the organization and his leadership which significantly contributed to strong corporate earnings. This determination was based on the judgment of the BCC regarding his overall contribution as CEO. Narrow quantitative measures or formulas are not viewed as sufficiently comprehensive for this purpose. The combination of Mr. Raymond's base salary and short term awards was appropriately positioned compared to CEOs of competitors recognizing his tenure as CEO, as well as the size and business results of these companies relative to Exxon. L. G. Rawl's 1993 award reflects his service as CEO during 1993 and level of responsibility and contributions made to the organization prior to his retirement. Mr. Rawl's award is based on the judgment of the BCC.

Long Term Incentive Awards

  Long term incentive awards provided by the shareholder-approved 1993 Incentive Program are designed to develop and retain strong management through share ownership and incentive awards.

  Stock options were the primary long term incentive granted to executive officers and over 1,000 other key employees in 1993. The BCC believes that a significant portion of senior executives' compensation should be dependent on value created for the shareholders. Options are an excellent vehicle to accomplish this by tying the executives' interests directly to the shareholders' interests. Options are granted at the fair market value of Exxon Common Stock on the date of grant and become exercisable one year from such date if the optionee is still employed.

  The number of options that the BCC grants to executive officers is based on individual performance (determined as described under "Short Term Awards") and level of responsibility. The award level must be sufficient in size to provide a strong incentive for executives to work for long-term business interests and become significant owners of the business. The number of options currently held by an executive was not a factor in determining individual grants since such a factor would create an incentive to exercise options and sell the shares.

  A limited number of senior executives received grants of Career Shares in 1993. Career Shares are shares of Exxon Common Stock granted with a restriction designed to promote long-term retention, as well as superior long-term performance, of key strategic and operating management. These restrictions generally expire after the executive reaches normal retirement age. The number of Career Shares granted to senior executives also recognizes the increased responsibility and complexity of senior positions. Individual grants are based on personal contribution and level of responsibility within the organization. The number of shares currently held by an executive was not a factor in determining individual grants since Career Shares are primarily designed to promote long-term retention.

  L. R. Raymond's long term incentive awards reflect his increased level of responsibility within the organization and his leadership which significantly contributed to strong corporate results. Mr. Raymond's long term incentive awards reflect the BCC's judgment of his overall contribution as CEO. In making this determination, the BCC considered the complex, highly technical, and long-term nature of the business. Narrow quantitative measures or formulas are not viewed as sufficiently comprehensive for this purpose. Since L. G. Rawl reached mandatory retirement age in May 1993, he did not receive any long term incentive awards.

Summary

  The BCC has the responsibility for ensuring that Exxon's compensation program continues to be in the best interest of its shareholders. The BCC is a committee consisting entirely of nonemployee directors who are not eligible for awards under Exxon's incentive compensation program. Additionally, the BCC is guided by an independent analysis, prepared by a leading public accounting firm, of the competitiveness of Exxon's executive compensation. The results of various salary surveys are also reviewed. Finally, compensation programs providing stock-based compensation to executives, such as the 1993 Incentive Program, are periodically submitted to shareholders for review and approval.

  Exxon has had, and continues to have, an appropriate and competitive compensation program. The balance of a sound base salary position, competitive short term bonus orientation, and emphasis on long term incentives is the foundation which builds stability and supports Exxon's business.

William R. Howell, Chairman                                    D. Wayne Calloway
Philip E. Lippincott, Vice Chairman                            Jess Hay

Share Investment Performance

  The following graphs show changes over the past five-and ten-year periods in the value of $100 invested in: (1) Exxon Corporation's Common Stock; (2) the Standard & Poor's 500 Index; and (3) an industry group of seven other international, integrated major oil companies: Amoco Corporation, The British Petroleum Company p.l.c., Chevron Corporation, Mobil Corporation, Royal Dutch Petroleum Company, The "Shell" Transport and Trading Company, p.l.c., and Texaco Inc. Investments in the industry group of other international, major oil companies have been prorated based on the companies' relative market capitalizations at the beginning of each year.

  The values of each investment are based on share price appreciation plus dividends paid in cash, with the dividends reinvested on the date they were paid. The calculations exclude trading commissions and taxes. For The British Petroleum Company p.l.c., Royal Dutch Petroleum Company, and The "Shell" Transport and Trading Company, p.l.c., the calculations are based on investments in American depository receipts; dividends are before any withholding taxes, but include any applicable U.K. advance corporation tax credits.


                      FIVE-YEAR CUMULATIVE TOTAL RETURNS
                   Value of $100 Invested at Year-End 1988

                             (GRAPH APPEARS HERE)

                  1988     1989     1990     1991     1992     1993
                            Fiscal Years Ended December 31
EXXON CORP.       100      119      130      160      169      182
S&P 500           100      132      128      166      179      197
INDUSTRY GROUP    100      143      156      167      161      209



                      TEN-YEAR CUMULATIVE TOTAL RETURNS
                   Value of $100 Invested at Year-End 1983

                             (GRAPH APPEARS HERE)

                  1983 1984 1985 1986 1987 1988 1989 1990 1991 1992 1993
                              Fiscal Years Ended December 31
EXXON CORP.       100  130  171  230  262  317  379  412  508  534  577
S&P 500           100  105  140  166  174  203  267  259  338  363  400
INDUSTRY GROUP    100  105  135  188  220  247  354  387  412  397  516



                          BOARD OF DIRECTORS PROPOSAL

2. Ratification of the appointment of independent public accountants The following proposal will be offered by the Board of Directors:

  Resolved, That the appointment, by the Board of Directors of the Corporation, of Price Waterhouse as independent public accountants to make an examination of the accounts of the Corporation and its subsidiary companies for the fiscal year 1994, effective upon ratification by the shareholders, be, and it hereby is, ratified; and that a representative of Price Waterhouse be requested to attend the annual meeting of shareholders to be held in 1995.

BOARD OF DIRECTORS RECOMMENDATION--
The Board recommends a vote FOR this proposal.

  Price Waterhouse has offices in most countries where affiliates of the Corporation operate, which is an essential requirement. The Board believes that Price Waterhouse has demonstrated that it is well qualified to make an independent examination of the accounts of the Corporation. Representatives of Price Waterhouse will be present at the 1994 annual meeting of shareholders and will have the opportunity to make such statements as they may desire. Those representatives will also be available to respond to appropriate questions from the shareholders present.

  The services provided by Price Waterhouse include examinations of the Corporation's annual consolidated financial statements, statutory examinations of affiliated companies' financial statements, examination of financial statements of employee benefit plans, certification of various special-purpose financial reports and reports to comply with regulations of the Securities and Exchange Commission and other governmental agencies, the preparation of tax returns for employees on foreign assignments insofar as such tax returns pertain to their assignments outside their home countries, and assistance and advice to various affiliates with respect to certain tax and systems matters. The total professional fees for all such services for the most recent year approximated $18 million.

                             SHAREHOLDER PROPOSALS

  Shareholder proponents have stated their intention to present the following proposals at the 1994 annual meeting. In accordance with applicable proxy regulations of the SEC, the shareholdings of the proponents and the names, addresses, and shareholdings of any co-proponents will be furnished by the Corporation to any person, orally or in writing as requested, promptly upon the receipt of any oral or written request therefor addressed to the Secretary of the Corporation. The proposals and supporting statements, for which the Board of Directors and the Corporation accept no responsibility, are set forth on the following pages. The Board opposes these proposals for the reasons stated after each proposal.

3. Annual meeting date

  This proposal was submitted by Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, DC 20037.

  "Resolved, That the stockholders recommend that the Board of Directors take the necessary steps to change the Annual Meeting date to the last Friday in April."

  Reasons: "Recently the Annual Meetings were held on a date where major corporations met. Until a few years ago, the Company has met on a date where more independent non-employee shareholders could meet.

  The many problems the Company faces makes maximum attendance by outside independent stockholders especially desirable.

  The date the company met during 1993 was one of the "busiest annual meeting dates of the year.'

  If you AGREE, please mark your proxy FOR this resolution."

BOARD OF DIRECTORS RECOMMENDATION--
The Board recommends a vote AGAINST this proposal.

  Exxon has in excess of one million record and beneficial shareholders. It is not possible to choose an annual meeting date which is satisfactory to everyone. Therefore, Exxon selects a date for its annual meeting that corresponds with a regularly scheduled Board meeting and that it believes is timely and consistent with the conduct of the business of the Corporation and convenient for most shareholders. Exxon also believes a mid-week meeting day is preferable to a Friday or Monday principally for ease of travel and availability of suitable meeting accommodations.
  The Board does not believe that annual meeting dates for other corporations should influence Exxon's choice of annual meeting dates. The vast majority of annual meetings are held in the spring after year-end financial statements and related meeting materials have been prepared. It is impossible to find an acceptable meeting day during that period that does not conflict with another annual meeting.

  Accordingly, a vote AGAINST this proposal is recommended.

4. Mining operations

  This proposal was submitted by Sinsinawa Dominicans, Inc., Sinsinawa, Wisconsin 53824-9999 and five co-proponents.

  "Whereas, at least eight orebodies consisting of copper, zinc, silver and gold deposits have been identified in areas of northern Wisconsin in close proximity to several Native American communities;

  Whereas, since 1978, more than 250,000 acres of farm and forest lands have been contracted for mineral exploration and development within this province by several corporations including our Company;

  Whereas, Native American nations (e.g., MoleLake Sokaogon Chippewa, Potawatomi, Menominee, Stockbridge-Munsee) and other citizen groups in

Wisconsin have publicly challenged the Crandon Project because of implications for the environment and the exercise of treaty rights;

  Whereas, local resistance to our Company's plans and activities in Wisconsin may create an unstable investment climate, jeopardizing returns to shareholders;

  Resolved, That the shareholders request the Board of Directors to provide a full written report to all shareholders within four months of the 1994 annual meeting. This report (not directly affecting the competitive position of our company) shall include the following information on specific aspects of our mining operations, both surface and underground:

  I. HUMAN, SOCIAL AND ENVIRONMENTAL CONCERNS
  A. In areas where mining is presently underway and in proposed mining operations, describe Company policies regarding:
    1. Impact on indigenous peoples;
    2. Impact on those elements unique to specific local environments;
    3. Impact on any sacred sites of indigenous communities.
  B. What is our Company's policy regarding claims by indigenous groups to lands on or near which our Company has a mining operation?
  C. In view of the potential environmental risks of mining operations, what efforts is our Company making to minimize these in the localities of its operations, specifically in plans for reclamation for pollution abatement?

  II. LOCAL RESISTANCE
  For each current mining operation, describe our Company's relationship with the governments, with indigenous groups and with private citizens in the mining area. Describe the nature of and reason(s) for any public opposition to our Company's mining operations wherever this may occur."

  Reasons: "Mining operations in all cases entail risk. Such risk can be exacerbated when local populations stand in opposition to the mining project. Further, such opposition from indigenous peoples can occasion publicity detrimental to the best interests of all of the Company's operations. We believe our Company should do all in its power to remove any risks by openly reporting its actions and policies in a way that will further dialogue with all interested parties.

  We believe that the process of preparing such a report can lead the company to reexamine its mining operations and to redirect them in ways which may be economically more viable and more beneficial to the people and to the environment affected by these operations."

BOARD OF DIRECTORS RECOMMENDATION--
The Board recommends a vote AGAINST this proposal.

  Exxon believes that it has substantially implemented the actions called for by this proposal. A significant amount of information about the mining operations conducted by Exxon and its affiliates, including the specific aspects called for in the proposal, is reported through periodic publications sent to all shareholders, including annual reports and the quarterly magazine, The Lamp. To supplement the information regularly provided in shareholder publications, numerous environmental and socioeconomic reports and studies providing the detailed information requested in the proposal have been, and will continue to be, made available to interested persons.

  The Crandon Project, cited by the proponent, is only in the planning stage. Permitting efforts were suspended in 1986 due to economic considerations; however, the project was reactivated in September 1993 when a new partnership, Crandon Mining Company, was formed by subsidiaries of Exxon and of Rio Algom Ltd., a Canadian mining company. A decision to construct a mine will be contingent on obtaining governmental permits and the economic viability of such a mine once permitting is completed. The permitting process can be expected to take approximately three more years.

  As part of the permitting process, which occurred prior to suspension of the Crandon Project in 1986, extensive studies covering the impact on the environment and indigenous people and all other material aspects of the project were prepared by both Exxon and the Wisconsin Department of Natural Resources. These studies were documented and are available to the public in the form of a 446-page Final Environmental Impact Statement. As part of the newly reactivated permitting process, these studies will be readdressed and updated as needed.

  Moreover, the Corporation's commitment to environment, health, and safety in all its mining and other operations is documented in the 1991 booklet, "A Progress Report--Environment, Health and Safety," which contains specific sections on the social and environmental aspects of mining operations. Exxon's policies and practices, as they relate to mining operations in general, have been made abundantly clear and fully reported to shareholders through various publications. With this background, the Board does not believe that the preparation, printing, and distribution of a special report, and the expense involved, would benefit the Corporation or its shareholders.

  A similar proposal was presented for the 1985 annual meeting and was rejected by more than 96 percent of the shares voted.

  Accordingly, a vote AGAINST this proposal is recommended.

                             ADDITIONAL INFORMATION

Other business

  It is not anticipated that there will be presented to the meeting any business other than the election of directors and the proposals described herein, and the Board of Directors was not aware, a reasonable time before this solicitation of proxies, of any other matters which might properly be presented for action at the meeting. If any other business should come before the meeting, the persons named on the enclosed proxy card will have discretionary authority to vote all proxies in accordance with their best judgment.

Outstanding voting stock

  Shareholders of record at the close of business on February 28, 1994 are entitled to notice of the meeting and to vote the shares held on that date. At the close of business on January 31, 1994, excluding the shares owned by the Corporation which are not voted, 1,241,889,413 shares of the Common Stock of the Corporation were outstanding. As of the same date, 10,736,115 shares of the Corporation's Class A Preferred Stock were outstanding. Holders of shares of Common Stock and holders of Class A Preferred Stock vote together as one class. Each share of Common Stock and of Class A Preferred Stock entitles the registered holder thereof to one vote.

Solicitation of proxies

  This proxy is solicited by the Board of Directors of the Corporation. The cost of soliciting proxies in the accompanying form has been, or will be, borne by the Corporation. In addition to solicitation by mail, banks, brokers and other custodians, nominees, and fiduciaries will be requested to send proxy material to the beneficial owners and to secure their voting instructions, if necessary. The Corporation will reimburse them for their expenses in so doing.

  Officers and other employees of the Corporation may solicit proxies personally, by telephone, or other telecommunications, from some shareholders if proxies are not received promptly. In addition, the firm of D. F. King & Co., Inc., New York, NY has been retained to assist in the solicitation of proxies at a fee of $22,000, plus expenses.

                                             By order of the Board of Directors,

                                              (SIGNATURE OF  DAVID L. BAIRD, JR.
                                                        APPEARS HERE)

                                                             DAVID L. BAIRD, JR.
                                                                       Secretary

March 4, 1994

                          (RECYCLE LOGO APPEARS HERE)

- --------------------------------------------------------------------------------
EXXON CORPORATION
225 E. John W. Carpenter Freeway
Irving, TX 75062-2298

                                     PROXY
                        SOLICITED BY BOARD OF DIRECTORS
                         ANNUAL MEETING APRIL 27, 1994
                                 DALLAS, TEXAS

The undersigned hereby appoints R. W. Bromery, J. Hay, L. R. Raymond, C. R. Sitter, and J. D. Williams or each or any of them with power of substitution, proxies for the undersigned to act and vote at the 1994 annual meeting of shareholders of Exxon Corporation and at any adjournments thereof as indicated upon all matters referred to on the reverse side and described in the proxy statement for the meeting and, in their discretion, upon any other matters which may properly come before the meeting.

            1. Election of Directors

               Nominees: R. W. Bromery, D. W. Calloway, J. Hay,
               W. R. Howell, P. E. Lippincott, M. C. Nelson,
               L. R. Raymond, C. R. Sitter, J. H. Steele,
               R. E. Wilhelm, J. D. Williams.

If no other indication is made, the proxies shall vote (a) for the election of the director nominees, and (b) in accordance with the Board of Directors' recommendations on the other matters referred to on the reverse side.

                             P.O. Box 9157
                             Boston, MA 02205-8505

PLEASE MARK, SIGN, DATE, AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.        (OVER)
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
/X/ Please mark                                                           +
    votes as in                                                           +
    this example.                                                         +
                                                                          ++++++
- --------------------------------------------------------------------------------
                                             A vote FOR is recommended by the
                 FOR ALL    WITHHELD         Board of Directors:
                 nominees   FROM ALL       -------------------------------------
                            nominees                         FOR AGAINST ABSTAIN
1. Election of                             2. Appointment of
   Directors       / /        / /             independent    / /   / /     / /
   (page 4).                                  public accountants
                                              (page 14).
   For all nominees except as noted below: -------------------------------------
                                              A vote AGAINST is recommended by
- ------------------------------------------    the Board of Directors as to
                                              shareholder proposals concerning:
                                           -------------------------------------
                                                             FOR AGAINST ABSTAIN
                                           3. Annual meeting date
                                              (page 15).     / /   / /     / /

                                           4. Mining operations
                                              (page 16).     / /   / /     / /
                                           -------------------------------------

                            Discontinue
                            duplicate annual / /
                            report.

                            I plan to attend     I have made comments on
                            annual meeting.  / / this card or an attachment. / /

NOTE: Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee, or guardian, please give full name as such

Signature:----------------------------------------- Date------------------- 1994

Signature:----------------------------------------- Date------------------- 1994

- --------------------------------------------------------------------------------

                                   APPENDIX

                          Graphic and Image Material

1. Photographs of nominees for director appear next to their biographies on pages 4 through 7.

2. Narrative descriptions of performance graphs appear on page 14.